PARTICIPATION AGREEMENT



THIS AGREEMENT dated as of the 30th day of September, 1996, by and between Aid Association for Lutherans, a fraternal benefit society located in Appleton, Wisconsin ("AAL"), and AEGON USA, Inc., an insurance holding company located in Cedar Rapids, Iowa ("AEGON").

                                    RECITALS

WHEREAS, AAL desires to explore distribution methods that would supplement its existing methods of distributing fixed and variable annuity products issued by AAL ("Annuity Products") to AAL members in select territories;

WHEREAS, AUSA Direct, a telemarketing service of the AEGON Insurance Group, has capabilities to act as an agent and registered representative through AEGON USA Securities, Inc. to develop customer relationships and make Annuity Products sales directly with eligible prospects; and

WHEREAS, AAL wishes to utilize, on an experimental basis, the telemarketing services of AUSA Direct as a supplemental means of distributing its Annuity Products to AAL members in select territories, and AUSA Direct has agreed to provide such service.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and warranties of the parties set forth below, the parties hereto agree as follows:

1.       JOINT VENTURE

         AAL and AEGON will enter into a joint venture which will be conducted in the following manner:

         A. AEGON USA Securities, Inc. will enter into a general agent agreement with AAL and a selected broker agreement with AAL Capital Management Corporation to market Annuity Products through the AEGON telemarketing services known as AUSA Direct.

         B. AAL shall provide AEGON with a list of not less than fifteen thousand (15,000) names and valid telephone numbers of AAL members, all of which are age 40 or older and none of which are older than AAL's maximum annuity issue age ("Eligible Persons"), for purposes of conducting the telemarketing services.

         C. AUSA DIRECT shall conduct telemarketing services with respect to such Eligible Persons from 8:00 A.M until 4:00 P.M CST from Monday through Friday of every week (except legal holidays). AUSA Direct shall make every reasonable effort to contact each Eligible Person at least three to four times per year.

         D. AUSA DIRECT shall perform the following telemarketing activities with respect to Eligible Persons:



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                  1.  Solicit and procure the sale of Annuity  Products  and the payment of additional premiums on existing Annuity Products pursuant to the General Agent Agreement and Selected Broker Agreement described in Section 2 of this Agreement.

                  2. Provide customer service on Annuity Products in accordance with the General Agent Agreement and Selected Broker Agreement described in Section 2 of this Agreement.

                  3. Solicit and refer any inquiries regarding the sale or service of other products issued by AAL or offered by its subsidiary to a specific person(s) or department(s) designated by AAL.

         E. AAL shall pay AEGON USA Securities, Inc. for the sale of Annuity Products and for the payment of additional premiums on existing Annuity Products (together with assets under management fees on certain of this business), all in accordance with the General Agent Agreement described in Section 2 of this Agreement.

         F. If any Eligible Person makes request to AAL or AUSA DIRECT that they do not wish to be called or otherwise contacted by AEGON, that person's name shall be removed from the list of Eligible Persons. AUSA DIRECT shall immediately notify AAL of such action.

         G. All names and telephone numbers of Eligible Persons provided to AUSA DIRECT by AAL shall be the exclusive property of AAL and cannot and will not be used, directly or indirectly, by AUSA DIRECT or AEGON except for the express purpose of this Agreement. AEGON agrees that these names and telephone numbers will be held in strict confidence and will not be disclosed to any third party. This provision shall survive termination of this Agreement.

2.       SUBSIDIARY AGREEMENTS

         To implement the components of the joint venture described in Section 1, the parties or their affiliated companies shall enter into this Agreement and the following "Subsidiary Agreements", each of which shall be deemed a part of this Agreement and all of which shall be effective and dependent upon the others for the implementation of the entire joint venture.

         A. A Non-Disclosure Agreement between AEGON USA, Inc. and AAL dated June 3, 1996, and attached hereto as EXHIBIT 2A.

         B. A General Agent Agreement between AAL and AEGON USA Securities, Inc. of even date herewith and attached hereto as EXHIBIT 2B.

         C.  A  Selected  Broker  Agreement   between  AAL  Capital   Management
         Corporation and AEGON USA Securities, Inc. of even date herewith and attached hereto as EXHIBIT 2C.

         Unless otherwise specifically agreed in writing by the parties, in the event this Agreement or any one of the Subsidiary Agreements is terminated for any reason whatsoever, the remaining agreements (except the Non-Disclosure Agreement) shall also be concurrently terminated. The



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         obligations and rights under the Non-Disclosure Agreement shall survive the termination of this Agreement and the termination of any of the Subsidiary Agreements.

3.       TERMINATION

         The  following   provisions   shall  govern  the  termination  of  this
Agreement:

         A. From September 30, 1996 through September 29, 1997 AAL may terminate this Agreement unilaterally on 30 days written notice to AEGON if AAL reasonably determines that the joint venture is substantially adversely affecting its relationship with its field staff or members in the areas served by AEGON. In such event, AAL shall reimburse AEGON for unrecovered costs as defined in SCHEDULE 3B attached hereto and made a part of this provision by reference.

         B. AAL may terminate this Agreement unilaterally from September 30, 1997 through September 29, 1999 on 60 days written notice to AEGON for any reason. Upon termination pursuant to this section, unless AEGON otherwise agrees, AAL shall reimburse AEGON for unrecovered costs as defined in SCHEDULE 3B attached hereto and made a part of this provision by reference and pay any employee redeployment compensation fee that may be due pursuant to section 3D.

         C. Either party may terminate this Agreement unilaterally upon 60 days written notice to the other party after September 29, 1999. In the event that AAL terminates the Agreement after September 29, 1999, AAL shall not be required to reimburse AEGON for unrecovered costs defined in SCHEDULE 3B, but shall be required to pay any employee redeployment compensation fee that may be due pursuant to section 3D.

         D. If AAL terminates this Agreement pursuant to sections A, B, or C, of this "TERMINATION" section of this Agreement, but provides AEGON with less than twelve (12) months prior written notice of termination, then AAL shall pay AEGON an employee redeployment compensation fee as defined in SCHEDULE 3C attached hereto and made a part of this provision by reference. Any amount per month per employee shall be pro-rated for any employee who is not entirely devoted to the joint venture, according to the average amount of such employee's time that was devoted to the joint venture during the 30 day period preceding the receipt of the notice of termination by AEGON. AEGON will have no more than three (3) full time employees or their equivalent devoted to the joint venture at any time unless AAL provides prior written approval for additional staff.

         E. AEGON may not terminate this Agreement unilaterally before September 30, 1999.

         F. If AAL is required to make payments to AEGON in connection with termination of this Agreement as provided in this section, such payments shall be made by AAL in full on the effective date of termination of this Agreement.

         G. Notwithstanding the above provisions, this Agreement may be terminated, at the option of a party, if the other party has materially breached this Agreement or any Subsidiary Agreement, and such breach is not cured within 30 days after notice. For this purpose, a material breach shall include, but not be limited to, failure to comply with all applicable laws or regulations of any federal, state or other governmental body having jurisdiction over the sale of insurance or securities, loss of authority to conduct the business of the joint venture, or failure to comply with the marketing, compensation, confidentiality, or non-compete provisions of this Agreement or any Subsidiary Agreement. A failure to elect to terminate this Agreement by reason of a material breach shall not operate as a waiver of the provision as to future action.

         In the event of termination of this Agreement due to a material breach, the provision of Sections 3A through 3F of this Agreement shall not apply with respect to the party who has elected to terminate the Agreement due to the material breach by the other party.

         H. AEGON agrees that all records, materials, membership lists, or other information obtained or developed by AEGON or AUSA DIRECT by reason of or as a result of this Agreement or the Subsidiary Agreements are the exclusive property of AAL and shall be promptly returned to AAL at the time of termination of this Agreement.

4.       COVENANTS NOT TO COMPETE

         A. AAL and AEGON agree not to knowingly hire or attempt to hire each other's employees who are involved in this joint venture for a period of one (1) year following termination of the joint venture.

         B. AUSA DIRECT and AEGON agree that AAL has a proprietary interest in AAL's relationship with its members and in the list of names, addresses, and telephone numbers of such members. AUSA Direct and AEGON's subsidiaries agree not to knowingly solicit or attempt to solicit any business of any kind from the AAL members that AAL authorizes AUSA Direct to solicit and service during the term of this Agreement, or after termination of this Agreement. AEGON agrees that this provision may be enforced by an action for an injunction, as well as or in addition to an action for damages. However, solicitation of any of these members who come to AUSA Direct or AEGON subsidiaries attention through means other than this joint venture is not prohibited.

5.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         A.  AAL hereby represents and warrants as follows:

               1. Organization. AAL is a Wisconsin corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. AAL has corporate power to carry on its business as it is now being conducted.

               2. Approval of Agreement. The execution and delivery of this Agreement and the Subsidiary Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of AAL, or any AAL affiliated company which is a party to any Subsidiary Agreement ("AAL affiliate"), and this Agreement and the Subsidiary Agreements upon execution and delivery will be valid and binding obligations of AAL and AAL affiliates.

               3. No Conflict With Other Instruments. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state laws and regulations, neither the execution and delivery of this Agreement or the
                    Subsidiary Agreements, nor the consummation of the transactions provided for therein, will violate any material agreement to which AAL or any AAL affiliate is a party or by which it is bound, or any law, order, or decree or any provision of its articles of incorporation or bylaws. AAL and AAL affiliates have full power, authority, and legal right to enter into this Agreement and the Subsidiary Agreements and, to consummate the transactions provided for therein.

               4. Litigation or Adverse Events. There is no suit, action, or legal or administrative proceeding pending, or to the knowledge of AAL threatened, against AAL or any AAL affiliate which, if adversely determined, would delay or prevent the transactions contemplated by this Agreement or would materially and adversely affect the financial condition or properties of AAL or any AAL affiliate, or the conduct of its business.

         B.       AEGON hereby represents and warrants as follows:

               1. Organization. AEGON is an Iowa corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. AEGON has corporate power to carry on its business as it is now being conducted.

               2. Approval of Agreement. The execution and delivery of this Agreement and the Subsidiary Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of AEGON, or any AEGON affiliated company which is a party to any Subsidiary Agreement ("AEGON affiliate"), and this Agreement and the Subsidiary Agreements upon execution and delivery will be valid and binding obligations of AEGON and AEGON affiliates.

               3. No Conflict With Other Instruments. Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state laws and regulations, neither the execution and delivery of this Agreement or the
                    Subsidiary Agreements, nor the consummation of the transactions provided for therein, will violate any material agreement to which AEGON or any AEGON affiliate is a party or by which it is bound, or any law, order, or decree or any provision of its articles of incorporation or bylaws. AEGON and AEGON affiliates have full power, authority, and legal right to enter into this Agreement and the Subsidiary Agreements and, to consummate the transactions provided for therein.

               4. Litigation or Adverse Events. There is no suit, action, or legal or administrative proceeding pending, or to the knowledge of AEGON threatened, against AEGON or any AEGON affiliate which, if adversely determined, would delay or prevent the transactions contemplated by this Agreement or would materially and adversely affect the financial condition or properties of AEGON or any AEGON affiliate, or the conduct of its business.

6.       SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

         A. The representations and warranties of AAL and AEGON contained in or made pursuant to this Agreement shall be deemed to have been repeated and reaffirmed as of the effective date of this Agreement and shall survive such effective date.

         B. AAL and AEGON shall indemnify and hold harmless each other against any loss, damage, liability, or expense, including reasonable attorney's fees (collectively hereinafter the "Loss"), and the Loss is the result of any breach of the representations, warranties or covenants of AAL or AEGON contained in this Agreement or the Subsidiary Agreements, and written notice of the discovery of such breach which results in the Loss is provided to the other party prior to any claim for indemnification. This indemnification obligation shall continue for the term of this Agreement and for a period of three years following the later of the termination of this Agreement or any Subsidiary Agreements.

7.       DUE DILIGENCE REVIEW

         A. Within thirty days after the date of this Agreement, each party and their representatives shall complete their initial examination of the other party to determine to their satisfaction the accuracy of representations of the party contained in this Agreement. Such examination may include consultation with applicable regulatory authorities regarding the existence of this Agreement. Any breach, noncompliance, errors, omissions, or misrepresentations discovered in such examination shall be corrected to the satisfaction of the examining party within thirty (30) days after such notice or the examining party shall be entitled to terminate this Agreement without regard to the provisions of Section 3 of this Agreement.

         B. During the term of this Agreement each party shall allow the other or their representatives, access to the party's books, records, employees and information necessary to carry out the terms and conditions of this Agreement at reasonable times and upon reasonable notice.

                  AAL shall have the right to perform audits, at AEGON's offices, or the offices of its affiliates, of AEGON's or its affiliates performance under this Agreement or the Subsidiary Agreements. AAL shall provide AEGON with notice of its intent to conduct an audit and the parties shall mutually agree on the specific dates for audits which shall not be later than 25 days after the date of written notice from AAL of its intention to conduct an audit.

8.       MISCELLANEOUS

         A. Waivers. Any of the terms or conditions of this Agreement or the Subsidiary Agreements may be waived at any time by any party thereto, by action evidenced by a writing executed by a duly authorized officer of the party.



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         B.       Amendment.  To the extent permitted by law, this Agreement and the Subsidiary Agreements may be amended or supplemented at any time by a writing executed by duly authorized officers of the parties thereto.

         C. Assignment. This Agreement, or any of the rights, obligations, or duties hereunder, shall not be assigned by either party without consent of the other party.

         D. Entire Contract. This Agreement, the Subsidiary Agreements, and the instruments referred to therein constitute the entire contract among the parties and supersede all other and prior understandings, written or oral, with respect to the subject matter hereof.

         E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same Agreement, and shall become binding on the parties hereto when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         F. Notices. All notices, demands, or communications which are permitted or required under this Agreement or the Subsidiary Agreements shall be made in writing, and shall be sent by United States certified mail, return receipt requested.

                  All notices, demands, or communications directed to AAL shall be addressed as follows:

                           Aid Association for Lutherans
                           4321 North Ballard Road
                           Appleton, Wisconsin 54919-0001

                           Attn: D. Charles DeVries

                  All notices, demands, or communications directed to AEGON shall be addressed as follows:

                           AEGON USA, Inc.
                           Financial Markets Division
                           4333 Edgewood Road NE
                           Cedar Rapids, Iowa, 52499-0001

                           Attn: Ronald L. Ziegler

         G. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, and the parties agree that the courts of the State of Wisconsin shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement, and, for such purposes, each party irrevocably submits to the non-exclusive jurisdiction of such courts.

         H. Headings. The descriptive headings of the several articles, sections, and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, AAL and AEGON have caused this Agreement to be signed by their respective officers thereunto duly authorized, all effective as of the date first above written.

Aid Association for Lutherans     AEGON USA, Inc.

By:      /s/ D. Charles DeVries   By:      /s/ William L. Busler

Title:   Vice President           Title:   President, Financial Markets Division



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                                   SCHEDULE 3B


Expense Recovery upon termination by AAL prior to September 30, 1999.

Start-up Expenses                   $30,000

On-going Monthly Expenses           $7,000

Recovery Formula

The above expenses shall be accumulated at an effective annual rate of 15% and shall be reduced by 5% of each premium payment made under the products sold. Accumulation of the start-up and monthly expenses will begin on September 30, 1996. The net accumulated amount of unrecovered costs shall be determined on a monthly basis, taking into account accrued interest during the month along with on-going monthly expenses and premium payments made during the month.





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                                   SCHEDULE 3C


Employee Redeployment Compensation Fee Schedule upon termination by AAL with less than 12 full calendar months prior written notice.

Number of Full    Fee per full-time
Calendar Months            Employee
Notice

12                         $   -0-
11                         $ 1,000
10                         $ 2,000
 9                         $ 3,000
 8                         $ 5,000
 7                         $ 7,000
 6                         $ 9,000
 5                         $12,000
 4                         $15,000
 3                         $18,000
 2                         $22,000
 1                         $26,000
 0                         $30,000